EXHIBIT 99.1

PRESS RELEASE

For More Information Contact:	For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Announces Succession Plan

New Haven, Connecticut (March 6, 2007) - Southern Connecticut Bancorp, Inc. (AMEX:SSE) (“Bancorp”) and its wholly-owned subsidiary, The Bank of Southern Connecticut (the “Bank”), today announce certain management changes that will take place on July 1, 2007 pursuant to the succession plans of both companies. These management changes are as follows:

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Joseph V. Ciaburri, age 77, will retire as Chairman and Chief Executive Officer of Bancorp and the Bank and will be named Chairman Emeritus of both companies. He will remain as a director of Bancorp and will become a consultant to Bancorp and the Bank. Mr. Ciaburri has signed a new consulting contract that will run through December 31, 2010.

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Michael M. Ciaburri, age 46, who is currently President and Chief Operating Officer of Bancorp and the Bank, will be promoted to President and Chief Executive Officer of both companies. Mr. Ciaburri has signed a new employment agreement through December 31, 2009 with an option through December 31, 2010.

•
John H. Howland, age 41, who is currently Executive Vice President and Chief Administrative Officer of Bancorp and the Bank, will be promoted to Executive Vice President and Chief Operating Officer of both companies.

•	Elmer F. Laydon, will be named Chairman of both companies.

•	Alphonse F. Spadaro, Jr., will be named Vice Chairman of both companies.

Joseph V. Ciaburri, who founded the Bank with his son, Michael, in 2001, has enjoyed a stellar banking career that dates back to 1947. His numerous accomplishments include founding The Bank of New Haven in 1979, which was purchased by Citizens Bank in 1996. “I have enjoyed a wonderful career in commercial banking in greater New Haven for over fifty years and feel blessed that I have had the pleasure of working with so many terrific people throughout my tenure. God gave me the strength and endurance to help local, small businesses over the years which in turn helped the local economy thrive. I was able to service grandfathers, fathers and most recently, sons and daughters in their businesses. I am also thrilled and proud and pleased to pass the mantle on to my son Michael as CEO of Southern Connecticut Bancorp and The Bank of Southern Connecticut and fully expect him to lead both companies to great success in the future.”

Michael M. Ciaburri is quoted as saying, “I have been fortunate to learn the banking business from the ground floor up under the tutelage of my father. He has provided me with tremendous guidance over the years, and I hope to acquire his vision and knowledge as the years progress. I owe all of my success to the education and leadership that my father has provided me with during my banking career. He is the reason that I have been able to achieve the position that I am in today.”

“Joseph Ciaburri, his son Michael and the organizers saw a need for a locally managed community bank to service small to medium sized businesses. With his guidance we hope to continue his vision,” stated Vice Chairman Elmer F. Laydon.

Mr. Laydon is the President of Elmer F. Laydon Construction Corp., a building contractor headquartered in New Haven, Connecticut. He has served as the Chairman of the Loan Committee of the Bank since inception. He formerly served as the Chairman of the Board of Directors of Shoreline Bank and Trust Company.

Mr. Spadaro is the managing principal of Levitsky & Berney, P.C., a public accounting firm headquartered in Woodbridge, Connecticut. He has served as Chairman of the Audit Committee of Bancorp and the Bank since inception.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp, Inc. owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates five offices, two in New Haven, one in Branford, one in North Haven, and one in New London, Connecticut.

Southern Connecticut Bancorp, Inc. was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Inc., Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a

New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Forward looking statements.

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in the registration statement filed on June 17, 2004. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.